EXHIBIT 5.1

[LETTERHEAD OF A&L GOODBODY SOLICITORS, DUBLIN, IRELAND]

The Directors
Icon plc (“Icon”)
South County Business Park
Leopardstown
Dublin 18

Dear Sirs

We are acting as Irish Counsel for Icon, a public limited company incorporated under the laws of Ireland in connection with the registration under the U.S. Securities Act of 1933, as amended (“the Securities Act”) of ordinary shares of €0.06 nominal value each (each a “Share” and together referred to as the “Shares”) in Icon which may be issued pursuant to:

I.	The ICON plc Employee Share Option Plan 2003;

II.	The ICON plc Consultants Share Option Plan 2008;

III.	The ICON plc Employee Share Option Plan 2008; and

IV.	The ICON plc 2008 Restricted Stock Unit Plan (together the “Plans”).

In connection with this opinion, we have examined and have assumed the truth and accuracy of the contents of such documents and certificates of officers of and advisers to Icon and of public officials as to factual matters as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents submitted of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.  We have examined the resolutions and authorities of the shareholders and directors of Icon establishing the Plans and related thereto and have assumed that such resolutions and authorities were duly passed and have not been varied, amended or revoked in any respect and that all the Shares will be issued in accordance with such resolutions and authorities.

We express no opinion on the laws of any jurisdiction other than the laws (and the interpretation thereof) of Ireland in force as at the date hereof.

Based upon the foregoing, we are of the opinion that when the Shares, to be issued upon the exercise of options and/or vesting of restricted stock units granted or to be granted under and in the manner referred to in the Plans, are issued in accordance with their respective terms and the Memorandum and Articles of Association of the Company and on payment (as appropriate), they will be legally and validly issued and fully paid.

We hereby consent to the filing of this Opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement.  Our consent to such references does not constitute a consent under Section 7 of the Act, as in consenting to such references, we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the United States Securities and Exchange Commission thereunder.

This opinion is to be construed in accordance with and governed by the laws of Ireland.

Yours faithfully,
/s/ A&L Goodbody Solicitors

August 6, 2008

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